UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     January 25, 2005

DELUXE CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (651) 483-7111

N/A
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

        On January 25, 2005, the Compensation Committee of the Board of Directors of Deluxe Corporation (the “Company”) approved bonus payments based on the Company’s 2004 performance (the “Performance Period”) to the participants in the Company’s 2004 Annual Incentive Plan, which participants include the Company’s executive officers. The payments were based upon the achievement of quantitative performance goals established for the Performance Period. The performance metrics adopted for 2004 included a combination of Deluxe Value Added (or “DVA”) — a criterion designed to measure the Company’s financial return on capital employed in the business — and revenue. The cash bonuses approved for each executive officer expected to be named in the Company’s 2005 proxy statement are set forth below:

Name	Cash Bonus Amount
Lawrence Mosner	$1,068,750
Ronald Eilers	$461,700
Douglas Treff	$250,002
Guy Feltz	$240,805
Richard Schulte	$235,400

        Consistent with the terms of the 2004 Annual Incentive Plan, all plan participants may elect to receive all or part of their Performance Period bonus in the form of restricted stock units. Pursuant to the terms of the relevant award agreement, the value of restricted stock units issued under such an election (based on the price of the Company’s Common Stock traded on the New York Stock Exchange) equals 150% of the cash bonus amount subject to the election, and the units vest (i.e., are converted into Common Stock) after two years. Prior to vesting, holders of restricted stock units are entitled to receive dividend equivalents, and the units vest immediately upon death, disability, approved retirement and certain changes of control of the Company, as such terms are defined in the award agreement. The form of award agreement governing the above-referenced elections is filed as Exhibit 10.1 to this report and is hereby incorporated by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(c)	Exhibits

10.1	Agreement for Awards Payable in Restricted Stock Units.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   January 28, 2005

DELUXE CORPORATION
/s/ Anthony C. Scarfone

Anthony C. Scarfone Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibits		Page No.
10.1	Agreement for Awards Payable in Restricted Stock Units